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September 2, 1999




Fortune Natural Resources Corporation
One Commerce Green
515 W. Greens Road, Suite 720
Houston, Texas 77067

Attn: Mr. Tyrone J. Fairbanks
      President and Chief Executive Officer

Gentlemen:

     As set forth in the post-effective amendment to the Registration Statement on Form S-2, concurrently filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), by Fortune Natural Resources Corporation, a Delaware corporation (the "Company"), in connection with the deregistration of $2,295,000 of 12% Convertible Subordinated Notes due December 31, 2007 (the "Notes") and the continued registration of the remaining $930,000 Notes and 2,821,162 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), issuable on conversion of those remaining Notes as registered with the Commission on February 17, 1999, certain legal matters in connection with the Securities are being passed on for the Company by the undersigned.

     In my capacity as General Counsel for the Company, I have examined the Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware and the Bylaws of the Company, both as amended to date; the stock transfer records of the Company and the records of the official proceedings of its board of directors through the date of this opinion; the Notes and the Subscription Agreement and Investment Letter between the Company and each of the Selling Holders; and, such other documents as I have deemed necessary for the expression of the opinions contained herein.

     Based upon the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion (limited, in all respects, to the laws of the State of Delaware and federal law) that:


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Fortune Natural Resources Corporation
September 2, 1999
Page 2

     (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

     (2) The Notes have been validly issued, and constitute valid and binding obligations of the Company enforceable against it in accordance with their terms, except as such enforcement
           may  be   limited   by  (i)   any   applicable   bankruptcy,
           insolvency,   reorganization,   fraudulent   conveyance   or
           transfer, moratorium or other laws relating to or affecting creditors' rights generally and (ii) general principles of
           equity   (regardless  of  whether  such   enforceability  is
           considered is a proceeding in equity or at law).

     (3) The shares of Common Stock to be issued by the Company upon the conversion of the Notes, when issued in accordance with their terms and conditions, have been duly authorized and reserved for issuance and, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the related Prospectus under the caption "Legal Matters".

Very truly yours,



/S/ Dean W. Drulias
------------------------
Dean W. Drulias
General Counsel


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